As filed with the Securities and Exchange Commission on August 1, 2016

Registration No. 333-208272

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER THE SECURITIES ACT OF 1933

(Exact Name of Registrant as Specified in Its Charter)

OHIO	34-6542451
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

127 PUBLIC SQUARE CLEVELAND, OHIO	44114
(Address of Principal Executive Offices)	(Zip Code)

FIRST NIAGARA FINANCIAL GROUP, INC. 2012 EQUITY INCENTIVE PLAN

FIRST NIAGARA FINANCIAL GROUP, INC. AMENDED AND RESTATED 2002 LONG-TERM INCENTIVE

STOCK BENEFIT PLAN

401(K) SAVINGS PLAN OF FIRST NIAGARA

CHESTER VALLEY BANCORP, INC. 1997 STOCK OPTION PLAN, AS AMENDED

NEWALLIANCE BANCSHARES, INC. 2005 LONG-TERM COMPENSATION PLAN

WILLOW FINANCIAL BANCORP, INC. AMENDED AND RESTATED 2002 STOCK OPTION PLAN

(Full Title of the Plans)

Paul N. Harris

Secretary

KeyCorp

127 Public Square

Cleveland, Ohio 44114

(216) 689-5109

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Title of Plan	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Shares, par value $1.00 per share	First Niagara Financial Group, Inc. 2012 Equity Incentive Plan	5,617,633	$11.60	$65,164,542.80	$995.16
Common Shares, par value $1.00 per share	First Niagara Financial Group, Inc. Amended And Restated 2002 Long-Term Incentive Stock Benefit Plan	1,380,303	$11.60	$16,011,514.80	$244.52
Common Shares, par value $1.00 per share	401(k) Savings Plan of First Niagara	2,035,490	$11.60	$23,611,684.00	$360.59
Common Shares, par value $1.00 per share	Chester Valley Bancorp, Inc. 1997 Stock Option Plan, as amended	178	$11.60	$2,064.80	$0.03
Common Shares, par value $1.00 per share	NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan	1,233,747	$11.60	$14,311,465.20	$218.56
Common Shares, par value $1.00 per share	Willow Financial Bancorp, Inc. Amended And Restated 2002 Stock Option Plan	20,732	$11.60	$240,491.20	$3.67

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $1.00 per share (“Common Stock”), of KeyCorp (the “Registrant”) that may become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Common Stock.

(2)	Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Savings Plan of First Niagara.

(3)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the registration fee is calculated based upon the average of the high and low price of the shares of the Registrant’s Common Stock on July 28, 2016. The registration fee payable in respect of 8,727,860 of the shares to be registered was previously paid in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 (Registration No. 333-208272) on November 30, 2015, as amended by Pre-Effective Amendments Nos. 1, 2, and 3 filed with the Commission on January 12, 2016, January 22, 2016, and February 4, 2016, respectively (the “Form S-4”). Accordingly, the registration fee for the shares registered under this Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 is calculated with reference to the 1,560,223 shares of the Registrant’s Common Stock for which no registration fee has previously been paid (with respect to each plan listed in the fee table, in proportion to the total number of shares registered under such plan).

EXPLANATORY NOTE

KeyCorp, an Ohio corporation (the “Registrant”), hereby amends its Registration Statement on Form S-4 (Registration No. 333-208272) filed with the Securities and Exchange Commission (the “Commission”) on November 30, 2015, as amended by Pre-Effective Amendments Nos. 1, 2, and 3 filed with the Commission on January 12, 2016, January 22, 2016, and February 4, 2016, respectively (the “Form S-4”), which the Commission declared effective on February 4, 2016, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Registration Statement” or “Post-Effective Amendment”). Of the 10,288,083 shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), covered by this Post-Effective Amendment, 8,727,860 were originally registered under the Form S-4, but will now be subject to issuance pursuant to this Post-Effective Amendment.

The Registrant filed the Form S-4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of October 30, 2015 (the “Merger Agreement”), by and between the Registrant and First Niagara Financial Group, Inc., a Delaware corporation (“First Niagara”). On August 1, 2016, pursuant to the terms of the Merger Agreement, First Niagara merged with and into the Registrant, with the Registrant surviving the Merger.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each right to receive shares of First Niagara common stock, par value $0.01 per share (“First Niagara Common Stock”), issuable upon the exercise or settlement of options, restricted shares, restricted units, and other equity awards granted under (i) the First Niagara Financial Group, Inc. 2012 Equity Incentive Plan, as amended,(ii) the First Niagara Financial Group, Inc. Amended and Restated 2002 Long-Term Incentive Stock Benefit Plan, (iii) the Chester Valley Bancorp Inc. 1997 Stock Option Plan, as amended, (iv) the NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan and (v) the Willow Financial Bancorp, Inc. Amended and Restated 2002 Stock Option Plan (collectively, the “Equity Plans”) converted into the right to receive shares of the Registrant’s Common Stock, pursuant to a formula set forth in the Merger Agreement. In addition, at the effective time of the Merger, shares of First Niagara Common Stock held by the 401(k) Savings Plan of First Niagara (the “First Niagara 401(k) Plan”), which the Registrant assumed in connection with the Merger, were converted into shares of Common Stock pursuant to a formula set forth in the Merger Agreement.

The Registrant is amending the Form S-4 by filing this Post-Effective Amendment for the purpose of registering the shares of Common Stock issuable in connection with the Equity Plans and the First Niagara 401(k) Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given, or will send or give, documents containing the information specified by Part I of this Registration Statement to participants in the Equity Plans and the First Niagara 401(k) Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents or information filed with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(b)	First Niagara’s Annual Report on Form 11-K for the fiscal year ended December 31, 2015 with respect to the 401(k) Savings Plan of First Niagara (Registration No. 001-35390);

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

(d)	The Registrant’s Current Reports on Form 8-K or Form 8-K/A filed on January 21, 2016 (excluding that information designated in such Current Report as furnished and not filed), March 9, 2016, March 10, 2016, March 23, 2016, April 21, 2016 (excluding that information designated in such Current Report as furnished and not filed), April 22, 2016 (as amended by the Registrant’s Form 8-K/A filed on July 14, 2016), April 28, 2016, May 20, 2016, June 29, 2016, July 12, 2016, July 14, 2016, July 26, 2016 (excluding that information designated in such Current Report as furnished and not filed), July 29, 2016 and August 1, 2016; and

(e)	The description of shares of Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on July 31,1992, as amended by Forms 8-A/A filed on October 15, 1993, February 25, 1994, and June 19, 1997, respectively, and any other amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement. The Registrant is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, or any information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K, or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the state of Ohio. Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.

Ohio law does not authorize payment of judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations, or by contract except with respect to the advancement of expenses of directors.

Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

The Registrant’s regulations provide that the Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was a director, officer, or employee of the Registrant or of any other bank, corporation, partnership, trust, or other enterprise for which he was serving as a director, officer, or employee at the request of the Registrant.

Under the terms of the Registrant’s directors’ and officers’ liability and company reimbursement insurance policy, directors and officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act.

The Registrant is also party to Change of Control Agreements with certain executive officers pursuant to which the Registrant has agreed to indemnify the officer, to the full extent permitted or authorized by Ohio law, if the officer is made or threatened to be made a party to any action, suit, or proceeding by reason of the officer’s serving as employee, officer, or director of the Registrant and/or any of its subsidiaries, and the Registrant has agreed to advance expenses incurred by the officer in defending any such action, suit, or proceeding.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

The Registrant intends to merge the First Niagara 401(k) Plan with the Registrant’s 401(k) Savings Plan, which has received from the Internal Revenue Service (“IRS”) a determination letter that such plan is qualified under Section 401 of the Internal Revenue Code. If the First Niagara 401(k) Plan is not merged with the Registrant’s 401(k) Savings Plan, the Registrant will submit any amendment to the First Niagara 401(k) Plan to the IRS in a timely manner and will make any changes required by the IRS in order to qualify the First Niagara 401(k) Plan under Section 401 of the Internal Revenue Code.

Item 9.	Undertakings.

(a)         The Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 1st day of August, 2016.

KEYCORP

By:	/s/ Michelle L. Potter
Name: Michelle L. Potter
Title: Vice President and Assistant
Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on August 1, 2016.

/s/ Beth E. Mooney* Beth E. Mooney	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Donald R. Kimble* Donald R. Kimble	Chief Financial Officer (Principal Financial Officer)

/s/ Douglas M. Schosser* Douglas M. Schosser	Chief Accounting Officer (Principal Accounting Officer)

/s/ Bruce D. Broussard* Bruce D. Broussard	Director

/s/ Joseph A. Carrabba* Joseph A. Carrabba	Director

/s/ Charles P. Cooley* Charles P. Cooley	Director

/s/ Alexander M. Cutler* Alexander M. Cutler	Director

/s/ H. James Dallas* H. James Dallas	Director

/s/ Elizabeth R. Gile* Elizabeth R. Gile	Director

/s/ Ruth Ann M. Gillis* Ruth Ann M. Gillis	Director

/s/ William G. Gisel, Jr.* William G. Gisel, Jr.	Director

/s/ Richard J. Hipple* Richard J. Hipple	Director

/s/ Kristen L. Manos* Kristen L. Manos	Director

/s/ Demos Parneros* Demos Parneros	Director

/s/ Barbara R. Snyder* Barbara R. Snyder	Director

/s/ David K. Wilson* David K. Wilson	Director

* This Registration Statement has been signed on behalf of the above officers and directors by Michelle L. Potter, as attorney-in-fact, pursuant to a Power of Attorney executed by such director or officer.

By:	/s/ Michelle L. Potter
Name: Michelle L. Potter Attorney-In-Fact

August 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the 401(k) Savings Plan of First Niagara) duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 1st day of August, 2016.

401(k) Savings Plan of First Niagara

By:	/s/ Kathleen F. Terrell
Kathleen F. Terrell, signing on behalf of KeyCorp as sponsor of the 401(k) Savings Plan of First Niagara Chief Human Resources Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger between KeyCorp and First Niagara Financial Group, Inc., dated as of October 30, 2015 (incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on November 2, 2015).

3.1	Second Amended and Restated Articles of Incorporation of KeyCorp (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 1, 2016, File No. 001-11302).

3.2	Second Amended and Restated Regulations of KeyCorp, effective March 23, 2016 (incorporated herein by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, File No. 001-11302).

5.1	Opinion of KeyCorp as to the validity of the securities being registered.

15.1	Acknowledgment of Ernst & Young LLP.

23.1	Consent of KeyCorp (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Insero & Co. CPAs, LLP

24.1	Power of Attorney for KeyCorp (previously filed with the Registrant’s Registration Statement on Form S-4 (Registration No. 333-208272), filed with the Securities and Exchange Commission on November 30, 2015, to which this Post-Effective Amendment No. 1 on Form S-8 relates).

99.1	First Niagara Financial Group, Inc. 2012 Equity Incentive Plan (incorporated herein by reference to Appendix A to the First Niagara Definitive Proxy Statement on Schedule 14A filed on March 15, 2012).

99.2	Amendment No. 1 to the First Niagara Financial Group, Inc. 2012 Equity Incentive Plan (incorporated herein by reference to Appendix B to the First Niagara Definitive Proxy Statement on Schedule 14A filed on March 21, 2014).

99.3	Amendment No. 2 to the First Niagara Financial Group, Inc. 2012 Equity Incentive Plan (incorporated herein by reference to Appendix C to the First Niagara Definitive Proxy Statement on Schedule 14A filed on March 21, 2014).

99.4	First Niagara Financial Group, Inc. Amended and Restated 2002 Long-Term Incentive Stock Benefit Plan (incorporated herein by reference to Exhibit 10.5 to First Niagara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, File No. 000-23975).

99.5	401(k) Savings Plan of First Niagara (formerly known as the First Niagara Financial Group, Inc. 401(k) Plan) (incorporated herein by reference to Exhibit 10.1 to First Niagara’s Registration Statement on Form S-8 filed on May 23, 2003, File No. 333-105525).

99.6	Chester Valley Bancorp, Inc. 1997 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.7 to First Niagara’s Registration Statement on Form S-8 filed on April 29, 2010, File No. 333-166367).

99.7	NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan (incorporated herein by reference to Exhibit 10.1 to First Niagara’s Registration Statement on Form S-8 filed on April 26, 2011, File No. 333-173726).

99.8	Willow Financial Bancorp, Inc. Amended and Restated 2002 Stock Option Plan (incorporated herein by reference to Exhibit 10.9 to First Niagara’s Registration Statement on Form S-8 filed on April 29, 2010, File No. 333-166367).